                                                                    EXHIBIT 10.1

                                 April 18, 2003

Mr. Remberto Cibran
11820 S.W. 92nd Street
Miami, Florida  33176

Dear Bert:

         You and I have had several discussions recently about certain clarifications to be made in your Employment Agreement with the Company. In addition, you have pointed out that certain payments which you believe you should have received under your Employment Agreement have not been made. As a result, you and the Company have agreed on certain amendments to your Employment Agreement and on certain payments which will be made to you under your Employment Agreement. These amendments and the terms of these payments, and certain related agreements between you and the Company, are set forth below:

1. Section 3.1(b) of your Employment Agreement is hereby deleted and you shall not be entitled to receive any of the adjustments provided for therein, or any payments in respect of any such adjustments that should have been made in the past, except as part of the payment provided for in Paragraph 4(i) below.

2. Section 3.2 of your Employment Agreement is hereby amended in its entirety to provide as follows:

         "3.2 Bonus. (a) In addition to the base salary provided for in Section 3.1, during each year of the term of this Agreement, the Employee shall be entitled to receive such bonus, if any, which shall be determined by the Board of Directors of the Company in its sole discretion.

                  (b) In the event of any termination of the employment of the Employee pursuant to this Agreement, the Employee shall be entitled to receive such bonus, if any, as shall be determined by the Board of Directors of the Company in its sole discretion.

                  (c) Each bonus provided for in this Section 3.2 shall be paid to the Employee no later than ninety(90) days following the end of the fiscal year of the Company to which such bonus relates."

3. The first sentence of Section 6.6 of the Agreement is hereby amended in its entirety to provide as follows:

                  "If, following a change in control of the Company, the employment of the Employee hereunder is terminated for any reason whatsoever or for no reason, whether by the Employee or by the Company, the Company shall pay to the Employee (a) severance pay in an amount equal to twenty-four (24) months' base salary (at the highest annual rate in effect between April 1, 2003 and the date of termination of the Employee) and (b) any bonus payable pursuant to Section 3.2."

You and the Company agree that (1) there has been no "change in control" of the Company, as that term is defined in your Employment Agreement, since the date of your Employment Agreement, (2) your annual base salary at April 1, 2003 and thereafter is $125,000 and (3) the payments contemplated in Paragraph 4 do not change your annual base salary of $125,000.

4. You and the Company agree that you shall be entitled to receive the following payments:

         (i) as soon as practicable after the date hereof consistent with the Company's cash flow requirements, but in no event later than June 30, 2003, a payment of $255,000, without interest, which represents the amount which you have agreed to accept in satisfaction of any and all amounts (plus interest thereon) which you believe you were entitled to receive from the Company, but have not received, under your Employment Agreement or otherwise, as compensation for your services as an employee of the Company from the original date of your employment by the Company through the date hereof; and

         (ii) contemporaneously with the payment by the Company of executive bonuses for fiscal 2003 (or the portion thereof ending on the date of a "change in control" of the Company, as that term is defined in your Employment Agreement), a bonus payment of not less than $30,000 (and you agree that the payment of such bonus will fully satisfy any obligation which the Company may have to pay you a bonus for fiscal 2003 pursuant to Section
         3.2 and Section 6.6 of your Employment Agreement).

         5. As used herein, the term "your Employment Agreement" means the Employment Agreement made as of August 12, 1996 between the Company and you, as amended to the date hereof. As used in Paragraph 4(i), the term "compensation" means your base salary, bonuses, incentive compensation (including employee stock options), base salary adjustments, expense reimbursements, payments for accrued vacation and personal days, and all other forms of compensation whatsoever.

         6. Except as specifically modified by this letter, all of the terms of your Employment Agreement are hereby reaffirmed and remain in full force and effect.

                                     * * * *

         If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space provided for that purpose, whereupon this letter shall constitute a binding agreement between you and the Company.

                                       Sincerely,
                                       RAMSAY YOUTH SERVICES, INC.



                                       By: /s/ Luis Lamela
                                           -------------------------------------
                                           Luis E. Lamela
                                           President and Chief Executive Officer

AGREED AND ACCEPTED:



/s/ Remberto Cibran
-------------------
Remberto Cibran


                                        3